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                                                                    EXHIBIT 10.I
                             JOHNSON CONTROLS, INC.
                        EXECUTIVE SURVIVOR BENEFITS PLAN

                                   ARTICLE 1.
                              PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Johnson Controls, Inc. Executive Survivor Benefits Plan is to permit eligible employees of Johnson Controls, Inc. or its subsidiaries to elect to provide death benefits for their designated beneficiaries under this Plan in lieu of the group term life insurance benefits available under the Johnson Controls Group Life Insurance Plan.

Section 1.2. Duration. The Plan was originally effective as of January 1, 1982. The Plan was most recently amended and restated effective October 1, 2001. The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after October 1, 2001. The Plan shall remain in effect until terminated pursuant to Article 9.

                                   ARTICLE 2.
                          DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in this Plan, the following terms shall have the meanings set forth below and where the meaning is intended, the initial letter of the word is capitalized:

         (a) "Beneficiary" means the individual(s), trust(s) or other entity(ies) entitled to receive benefits hereunder as determined under Article 6.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Company" means Johnson Controls, Inc., a Wisconsin corporation, and any successor thereto as provided in Article 13.

         (d) "Committee" means the Compensation Committee of the Board.

         (e) "Final Annual Pay" means the Participant's annualized base salary rate in effect as of the date of his death, prior to reduction for any deferrals. In the event the Participant is absent from employment as a result of a Total and Permanent Disability on the date of his death, Final Annual Pay shall be determined as of the date immediately preceding the date of his Total and Permanent Disability.

         (f) "Participant" means an executive of the Company or a subsidiary who has been approved for participation in this Plan by the Committee and who has elected coverage hereunder as provided in Article 4.

         (g) "Plan" means the arrangement described herein, as from time to time amended and in effect.

         (h) "Retirement" means termination of employment from the Company and its subsidiaries on or after attainment of age 55 with at least ten years of vesting service or age 65 with

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                             JOHNSON CONTROLS, INC.
                        EXECUTIVE SURVIVOR BENEFITS PLAN


at least five years of vesting service (vesting service to be determined within the meaning of the Johnson Controls Pension Plan or such other plan or methodology prescribed by the Committee).

         (i) "Total and Permanent Disability" means the Participant's inability to perform the material duties of his occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.

Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

                                   ARTICLE 3.
                                 ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee. If at any time the Committee shall not be in existence, the Board shall assume the Committee's functions and each reference to the Committee herein shall be deemed to include the Board.

Section 3.2. Authority. In addition to the authority specifically provided herein, the Committee shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the Plan's terms; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan's administration; (d) determine the factors to be used to determine present value lump sum payments; and (e) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan's administration.

Section 3.3. Decision Binding. The Committee's determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determination and decisions shall not be reviewable.

Section 3.4. Procedures of the Committee. The Committee's determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of
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                             JOHNSON CONTROLS, INC.
                        EXECUTIVE SURVIVOR BENEFITS PLAN


expenses with respect to their Committee services to the same extent that they are entitled under the Company's By-laws and Wisconsin law for their services as directors of the Company, except to the extent such indemnification is prohibited by ERISA.

Section 3.5. Charge to Subsidiary. Each subsidiary shall be charged each year with the amount, if any, payable under the Plan with respect to its employees for such year.

                                   ARTICLE 4.
                     PARTICIPATION AND ELECTION OF BENEFITS

Section 4.1. Participation. The Committee shall specify which executives of the Company and its subsidiaries are eligible for participation in the Plan. Any executive designated for participation in the Plan may elect, in the form and manner and subject to such rules as the Committee may prescribe, to provide the periodic survivor income described in Article 5 hereof in lieu of continuing group life insurance coverage under the Company's Group Life Insurance Plan. No benefits shall be provided under this Plan to any individual who does not elect to be covered hereunder pursuant to this Paragraph. Accidental death and dismemberment and travel accident insurance benefits shall remain in effect for the Participant as provided under the Company's Group Life Insurance Plan.

Section 4.2. Cessation of Participation. Participation shall end on the date the Participant terminates employment from the Company and its subsidiaries (other than by reason of death) except as provided in Article 5. If a Participant is transferred to a non-executive position or other position that is not eligible for participation in the Plan, such individual shall cease to be a Participant hereunder on the date of such transfer. In addition, a Participant may cancel his election to participate hereunder at any time by filing a written notice to the Company specifying the effective date of such cancellation.

                                   ARTICLE 5.
                                SURVIVOR BENEFITS

                  In the event of the death of a Participant prior to his termination of employment from the Company and its subsidiaries, benefits shall be payable to his Beneficiary in the amounts indicated in the following table, depending on the age of the Participant at the date of his death:

                                                      Percentage
                       Age                         Final Annual Pay

                 Before Age 55                                  100%
                 Age 55 or later                                 90%

                  Such benefits shall be payable annually, or at such more frequent intervals as the Committee may determine, for a period of 10 years, commencing with a payment due on the first day of the month next following the Participant's death. For purposes of this Plan, the Participant shall be deemed to continue in employment during a period of Total and Permanent Disability prior to age 65.

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                             JOHNSON CONTROLS, INC.
                        EXECUTIVE SURVIVOR BENEFITS PLAN


                  Notwithstanding the foregoing, in the event a Participant who Retired before 1989 dies after such Retirement, and provided no other post-retirement death benefit has been paid by the Company, a one-time benefit in an amount equal to 75 percent of the Participant's Final Annual Pay shall be payable to his Beneficiary in a single lump sum as soon as practicable after the Participant's death.

                                   ARTICLE 6.
                                  BENEFICIARIES

                  Each Participant shall designate one or more individuals, trusts or other entities as Beneficiaries and/or contingent Beneficiaries to receive the benefits due hereunder after his death. Such designations may be changed from time to time, and shall be filed in writing with the Company on such form and in such manner as the Committee may prescribe. Each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect. In the event of the death of all designated primary and contingent Beneficiaries prior to the date the first payment hereunder becomes due, then the periodic benefits provided hereunder shall be due and payable to the Participant's estate. In the event of the death of all designated primary and contingent beneficiaries after the date the first payment hereunder becomes due, the remaining payments shall be made to the estate of the last surviving Beneficiary. If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse; provided the Committee has notice of such divorce or legal separation prior to payment. If a Participant maintains his primary residence in a state that has community or marital property laws, then the Participant's spouse, if any, must consent to the Participant's designation of any primary Beneficiary other than the spouse.

                  The Committee may direct that all payments to be made to a Participant's or Beneficiary's estate shall be paid in a lump sum benefit that equals the present value of the periodic payments due under Article 5.


                                   ARTICLE 7.
                           NON-ALIENATION OF PAYMENTS

                  Benefits payable under this Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, except as provided in Article 6. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Committee or the Company. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Beneficiary prior to the date such benefits become payable as provided in
Article 5.

                                   ARTICLE 8.
                             RIGHTS OF PARTICIPANTS

Section 8.1. No Funding. No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company (or any subsidiary) by reason of any benefits pay-

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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


able under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any subsidiary) hold any funds in reserve or trust to secure payments hereunder.

Section 8.2. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:

         (a) Limit in any way the right of the Company or subsidiary to terminate a Participant's or other employee's employment at any time; or

         (b) Be evidence of any agreement or understanding, express or implied, that a Participant or other employee will be retained in any particular position or at any particular rate of remuneration or guaranteeing such person any right to receive any other form or amount of remuneration from the Company.

                                   ARTICLE 9.
                            AMENDMENT OR TERMINATION

                  The Board may amend, modify or terminate this Plan at any time, provided that no such amendment or modification shall adversely affect a Beneficiary's right to benefits arising out of the death of a Participant which occurs prior to such amendment or termination, or out of the death of a Participant whose Total and Permanent Disability occurred prior to such amendment or termination, unless the Company shall have substituted therefor an equivalent amount of survivor benefits protection under some other plan, program or individual agreement with the Participant or his Beneficiary. Notwithstanding the foregoing, the Board may amend the provisions of Article 10 prior to the date of a Change of Control without obtaining the consent of any individual with an interest hereunder.

                                   ARTICLE 10.
                                CHANGE OF CONTROL

Section 10.1. Acceleration of Payment. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control (as defined below), each Beneficiary who is then receiving benefits as a result of the death of a Participant prior to the effective date of the Change of Control shall be paid a lump sum payment in cash equal to the present value of all remaining payments then due, and thereafter no further benefits shall be paid to such Beneficiary.

Section 10.2. Definition of Change of Control. A "Change of Control" means any of the following events:

         (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

                  (1) The then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or


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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


                  (2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities");

                  provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

         (b) Individuals who, as of May 24, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

         (c) Consummation of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

         (d) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership

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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

                                   ARTICLE 11.
                                 TAX WITHHOLDING

                  The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

                                   ARTICLE 12.
                                     OFFSET

                  The Company shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or any subsidiary without the consent of the Participant or the Participant's Beneficiary.

                                   ARTICLE 13.
                                   SUCCESSORS

                  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. This Plan shall be binding upon and inure to the benefit of the Participants, Beneficiaries and their heirs, executors, administrators and legal representatives.

                                  ARTICLE 14.
                               DISPUTE RESOLUTION

Section 14.1. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction), except to the extent preempted by ERISA.

Section 14.2. Claims Procedures.

         (a) Initial Claim. If a Participant or Beneficiary (the "claimant") believes that he is entitled to a right or benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee. The Committee shall review the claim within 90 days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee's control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant's claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for

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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan's review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

         (b) Request for Appeal. The claimant has the right to appeal the Committee's decision by filing a written appeal to the Committee within 60 days after claimant's receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant's appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant's written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee's control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant's appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim; and a statement of the claimant's right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

         (c) ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.

Section 14.3. Limitation on Actions. Any action or other legal proceeding under ERISA with respect to the Plan may be brought only after the claims and appeals procedures of Section 14.2 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice of a denial or deemed denial upon appeal under Section 14.2(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 14.4.

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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


Section 14.4.     Arbitration.

         (a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any subsidiary employer, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan and that is not covered by ERISA, regardless of the basis of the claim, such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

                  Office of General Counsel
                  Johnson Controls, Inc.
                  5757 North Green Bay Avenue
                  P.O. Box 591
                  Milwaukee, WI  53201-0591

                  The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

         (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company's or subsidiary's personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or subsidiary complaint resolution procedure has been completed.

         (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney's fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator's award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator's award is based.


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                             JOHNSON CONTROLS, INC.
                      EXECUTIVE SURVIVOR BENEFITS PLAN


         (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.

         (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

         (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.